AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into effective as of October 9, 2007 (the “Effective Date”), by and between NORTHMEADOW PARKWAY, LLC, a Georgia limited liability company (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.	Seller owns that certain real property commonly known as Northmeadow Medical Center, 1357 Hembree Road, City of Roswell, County of Fulton, State of Georgia, as legally described on Exhibit A attached hereto (the “Land”) and such other assets, as more particularly described in this Agreement.

B.	Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	Subject to the terms and conditions of this Agreement, the purchase and sale includes, and at “Close of Escrow” (as defined in Section 6.2) Seller shall sell, transfer, grant and assign to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1.	The Land;

1.1.2.	All of Seller’s rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and any easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All of Seller’s right, title and interest in all improvements and fixtures located on the Land, including, without limitation, the buildings and structures owned by Seller presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (all of which are collectively referred to as the “Improvements,” and together with the Land, the Appurtenances and the Improvements are collectively referred to herein as the “Real Property”);

1.1.4.	All of Seller’s leases, licenses and other occupancy agreements together with all associated amendments, modifications, extensions or supplements thereto set forth on Exhibit B attached hereto and any other lease, license or occupancy agreement entered into in accordance with the terms of this Agreement prior to the Close of Escrow (collectively, the “Leases”) with all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (“Tenants”), together with all cash security deposits, which amounts shall be retained by Seller and credited against the Purchase Price at Closing in accordance with Section 6.7.1 and all non-cash security deposits, if any (“Non-Cash Security Deposits”) held in connection with the Leases, including, guarantees, letters of credit and other similar credit enhancements providing additional security for the Leases, as set forth on Exhibit C attached hereto;

1.1.5.	All tangible and intangible personal property owned by Seller that is located on or used in connection with the Real Property, including, without limitation, all equipment, furniture, tools and supplies, website maintained by the Seller and related intangibles, including, Seller’s interest in the name “Northmeadow Medical Center” (collectively, the “Personal Property”), but specifically excluding any items of personal property owned by Tenants;

1.1.6.	All contracts, agreements, warranties and guaranties relating to the operation, use, maintenance, or construction of the Real Property set forth on Exhibit D attached hereto, which Buyer will assume at Closing, pursuant to the terms of this Agreement (collectively, the “Contracts”); and

1.1.7.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Real Property (collectively, the “Permits”).

2. Purchase Price.

Subject to the charges, prorations and reimbursements set forth in Section 6 of this Agreement, Buyer shall pay to Seller the sum of Eleven Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($11,875,000.00) (“Purchase Price”), for the purchase of the Property, and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1.	Within three (3) days from the Effective Date, Buyer shall deposit into Escrow (hereinafter defined) the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Deposit”), in the form of a wire transfer payable to Land America Title Company, 915 Wilshire Blvd., Suite 2100, Los Angeles, CA 90017, Attn: Lois McCauley (“Escrow Holder”). Escrow Holder shall place Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account (except that Seller shall be entitled to such interest if Seller is entitled to retain the Deposit under this Agreement) and shall be deemed to be part of the Deposit. If Buyer closes the transactions contemplated by this Agreement, the Deposit shall be applied to the Purchase Price.

2.1.2.	On or before Close of Escrow, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.3.	In the event that this Agreement is terminated by Buyer in accordance with its terms, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

2.1.4.	Except as otherwise provided in this Agreement, the Deposit shall be non-refundable after the expiration of the Due Diligence Period, and shall be payable to Seller in the event Buyer fails to close on or before the Closing Date.

3. Title to Property.

3.1.	Title Insurance.

Buyer will, at Buyer’s sole expense, cause Land America Title Company (the “Title Company”) to issue an Extended Coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. The Title Policy shall provide full coverage against mechanics’ and materialmens liens and shall contain such endorsements as Buyer may reasonably require (the “Endorsements”). In any event, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Close of Escrow the following (the “Pre-Disapproved Exceptions”): all labor, materialmens and mechanics liens, mortgages, deeds of trust, and other monetary encumbrances, assessments and/or indebtedness, except for the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill. The Title Policy shall be free and clear of exceptions except as follows: (a) real property taxes and assessments, which are a lien not yet due, (b) those liens, encumbrances, easements and other exceptions that Buyer does not designate as being a Title Defect or “New Title Defect” (as defined below) pursuant to Section 3.2, (c) uncured Title Defects or New Title Defects, if any, accepted by Buyer pursuant to Section 3.2, (d) zoning ordinances affecting the Property, and (e) legal highways (collectively, the “Permitted Exceptions”).

3.2.	Procedure for Approval of Title.

Buyer has delivered, and Seller hereby acknowledges receipt of, a title insurance commitment (the “Commitment”) for the Real Property, which is dated no earlier than thirty (30) days prior to the Effective Date, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have ten (10) days following the Effective Date to review and approve (or take exception to), in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the “Survey” (as defined below) reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that are unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have accepted all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made by Buyer; in such event, Seller shall in all events have the obligation to (i) act in good faith in curing any Title Defects that Seller elects to cure and (ii) specifically remove the Pre-Disapproved Exceptions. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall actively pursue such cure or removal and shall have until Closing (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein; The failure of Buyer to provide such written notice of termination to Seller within five (5) business days following the expiration of the Seller’s Notice Period or the Cure Period, as applicable, shall be deemed a waiver of Buyer’s right to terminate pursuant to this Section 3.2, and a waiver of such objections. Any exceptions to title accepted or waived by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.” Notwithstanding the foregoing, if at anytime prior to the Close of Escrow, Buyer receives an update or supplement to the Commitment or Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such update or supplement to the Commitment or Survey, as the case may be, deliver to the Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto.

4. Due Diligence Items.

4.1.	Prior to the Effective Date (except as otherwise specifically identified below), Seller has delivered to Buyer each of the following (collectively, the “Due Diligence Items”). The term Due Diligence Items shall also include those documents in Buyer’s possession prior to the Close of Escrow:

4.1.1.	A survey of the Real Property dated April 10, 2000 prepared by Pinion & McGaughey (the “Survey”);

4.1.2.	Copies of all Leases (which shall include any available extension options) presently in effect with respect to the Real Property, together with any amendments or modifications thereof and other material correspondence received by Seller as landlord with respect to the Leases, exclusive of internal or confidential correspondence; provided however, a copy of that certain Lease by and between Landlord and The Sleep Specialty Center, LLC dated October 5, 2007 (the “Sleep Center Lease”) shall be delivered to Buyer within two (2) days after the Effective Date;

4.1.3.	Within two (2) days after the Effective Date, a “Rent Roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease; and (5) the amount of any security deposit;

4.1.4.	Within two (2) days after the Effective Date, a Rent Roll current as of December 2006, and 2007 year to date;

4.1.5.	Within two (2) days of Effective Date, an aging report showing the outstanding balance due as of September 30, 2007, from each Tenant, if any;

4.1.6.	Copies of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements in Seller’s possession affecting the Real Property, if any, together with copies of the same; provided however, a copy of that certain tenant improvements construction contract by and between Landlord and May Construction Company dated October 8, 2007 (the “May Construction Contract”) whereby May Construction Company has agreed to construction tenant improvements referenced in the Sleep Center Lease at a cost of $166,852.62 (all as more particularly described in the May Construction Contract), shall be delivered to Buyer within two (2) days after the Effective Date.

4.1.7.	A site plan and comprehensive floor plan in the Seller’s possession;

4.1.8.	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.9.	A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.10.	Within two (2) days of the Effective Date, operating statements for the Real Property for the two prior calendar years and the current year to September 30th;

4.1.11.	An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

4.1.12.	Copies of utility bills for the Real Property for the previous 12 calendar months; and

4.1.13.	The Atlanta Testing and Engineering Report 127597 dated February 17, 1999.

5. Inspections.

5.1.	Procedure; Indemnity.

Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after the Effective Date until October 24, 2007 (the “Due Diligence Period”). Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer shall conduct such inspections in a manner not disruptive to tenants or to the operation of the Property. Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer, except for any Claims against Seller based upon any obligations and liabilities of Seller to the extent not caused by Buyer.

5.2.	Approval.

5.2.1.	On or before the date of the expiration of the Due Diligence Period, Buyer shall have the right, in Buyer’s sole and absolute discretion, to terminate this Agreement for any reason whatsoever by delivering to Seller written notice of its decision to terminate this Agreement. If Buyer elects to terminate this Agreement, then Escrow Holder, without any further action required from any party, shall return all documents and funds, including the Deposit, to the party so depositing same and neither party shall have any further liability to the other hereunder, except Buyer’s indemnification obligations provided in Section 5.1 and Buyer’s obligations in Section 5.2.2, and Buyer shall not be entitled to purchase the Property and Seller shall not be obligated to sell the Property to Buyer. If Buyer does not terminate this Agreement as aforesaid, then the Deposit shall become nonrefundable except as otherwise provided in this Agreement.

5.2.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Property within one (1) business day following the termination of this Agreement, and Buyer shall not, directly or indirectly, disclose to any person or party or use in any manner any information of Seller acquired by Buyer with respect to Seller or the Property, except as may be required by law. This subsection shall survive the termination of this Agreement.

5.2.3.	On or before the expiration of the Due Diligence Period, the Buyer may deliver written notice to the Seller (the “Contracts Notice”) specifying which Terminable Contracts (defined below) Buyer requires Seller terminate prior to the Closing (the “Terminated Contracts”) whereupon the Terminated Contracts shall not be assigned to, or assumed by, the Buyer. For the purposes of this Agreement, “Terminable Contracts”, shall refer only to those Contracts listed on Exhibit D which are not marked as “Buyer must assume”. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, the Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If the Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and the Buyer shall assume all Contracts set forth on Exhibit D at the Closing. For the avoidance of doubt, at Closing, Buyer must assume those Contract which are marked, “Buyer must Assume.” Notwithstanding anything to the contrary set forth in this section, prior to the Closing Date the Seller shall terminate any and all management contracts pertaining to the Property.

6. Escrow.

6.1.	Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2.	Close of Escrow; Closing Date.

For purposes of this Agreement, the “Close of Escrow” or “Closing” shall be defined as the consummation of the purchase and sale of the Property contemplated under this Agreement, which shall occur on or before thirty (30) days from the date of the expiration of the Due Diligence Period or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”) in the offices of the Title Company. On the Close of Escrow, Title Company shall file for record the Deed and such other instruments as are required under Section 6.4 of this Agreement pursuant to the written closing escrow instructions of Buyer and, subject to the rights of tenants, Seller shall deliver possession of the Property.

6.3.	Buyer Required to Deliver.

On or before 12:00 p.m. (Eastern Time) one day prior to the Closing Date, Buyer shall deliver to Escrow Holder the following:

6.3.1.	The balance of the Purchase Price, less the Deposit that is being held by Escrow Holder, the Free Rent Credit (as defined in Section 6.7.1(e) below) and any other credits or adjustments made pursuant to this Agreement;

6.3.2.	Such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.3.3.	Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, those Contracts which Buyer assumes pursuant to the terms of this Agreement, and Permits from and after the Close of Escrow to Buyer;

6.3.4.	Two (2) original limited-scope management agreement (the “Management Agreement”), the form of which shall be mutually agreed upon prior to the expiration of the Due Diligence Period, duly executed by Buyer whereby Buyer engages Crossgate Partners, LLC, a Georgia limited liability company, to provide certain property management services (not including accounting) on behalf of Buyer at the Property for a combined total consideration of two and a half percent (2.5%) of the monthly gross revenues collected from the operation of the Property for a period of three (3) years commencing as of the Close of Escrow and such other reimbursements as are set forth in the Management Agreement;

6.3.5.	Two (2) original escrow agreements (the “TI Escrow Agreement”) duly executed by Buyer in a form reasonably acceptable to Buyer and Seller which shall identify an escrow account (the “TI Escrow Account”) and govern the holding and disbursement of the “TI Funds” (as defined in Section 6.6.4 below);

6.3.6.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer; and

6.3.7.	A counterpart Closing Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Buyer pursuant to Section 6 of this Agreement.

6.4.	Seller Required to Deliver.

6.4.1.	On or before 12:00 p.m. (Eastern Time) one day prior to the Closing Date (unless another period of time is specified), Seller shall deliver to Escrow Holder the following:

(a)	One (1) original limited warranty deed in the form attached hereto as Exhibit F (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying fee simple title to the Real Property to Buyer, free and clear of all liens and encumbrances, except for the Permitted Exceptions;

(b)	Two (2) original Assignment Agreements, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, those Contracts which Buyer assumes pursuant to the terms of this Agreement, and Permits to Buyer from and after the Close of Escrow;

(c)	One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(d)	A certificate, in the form required by the State of Georgia, duly executed by Seller under penalty of perjury, certifying that the Seller is exempt from the requirement to withhold taxes in connection with the sale of the Property, or alternatively, such taxes will be withheld and paid to the Title Company for disbursement to the State of Georgia, in accordance with Georgia law;

(e)	One (1) original letter, in a form reasonably acceptable to Buyer, duly executed by Seller, advising the tenants under the Leases of the change in ownership of the Real Property (the “Tenant Letter”);

(f)	No later than five (5) days prior to the Closing Date, the “Tenant Estoppels” (as defined in Section 9.1.6), to the extent obtained, the “Association Estoppels” (as defined in Section 9.1.6) and, to the extent obtained, the “SNDAs” (as defined in Section 9.1.6) pursuant to Section 9.1.6;

(g)	Two (2) original TI Escrow Agreements duly executed by Seller in a form reasonably acceptable to Seller and Buyer;

(h)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company or Buyer may reasonably require from Seller in order to (i) vest, confirm or evidence in Buyer title to all of the Property intended to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement and (ii) effectuate, in any other manner, the terms and conditions of this Agreement, including a commercially reasonable gap coverage, owner’s affidavit and lien waiver from the brokers;

(i)	Two (2) originals of the Management Agreement duly executed by Seller;

(j)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller;

(k)	A counterpart Closing Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Seller pursuant to Section 6 of this Agreement; and

(l)	A current Rent Roll certified by the Seller as being true and accurate as of the Closing Date.

6.4.2.	Within one (1) business day after the Close of Escrow, Seller shall deliver to Buyer the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein, in Seller’s possession;

(b)	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership;

(c)	The original, or true and correct copies of, the Leases, Contracts and Permits; and

(d)	All records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

6.5.	Buyer’s Costs.

At Closing, Buyer shall be responsible for the following:
	6.5.1. 6.5.2. 6.5.3. 6.5.4.	One-half (1/2) of the escrow fees; The cost of the Title Policy and Endorsements; The cost of the Survey performed by Buyer; Buyer’s attorneys’ fees;

6.5.5.	Provided that Buyer and Seller (a) execute and deliver the TI Escrow Agreement to Escrow Holder pursuant to Section 6.3 and Section 6.4 respectively, and (b) Seller deposits the TI Funds pursuant to Section 6.6.4 below, then (c) Seller shall receive a credit for $45,112.62, such amount representing the TI Loan Amount placed in the TI Escrow Account by Seller, or the sum of the TI Loan Amount placed in the TI Escrow Account by Seller and the payments made by Seller under the May Construction Contract, which reduced the TI Loan Amount in accordance with Section 6.6.4, as applicable; and

6.5.6.	All other costs customarily borne by purchasers of real property in Fulton County, Georgia.

6.6.	Seller’s Costs.

At Closing, Seller shall be responsible for the following:
	6.6.1. 6.6.2. 6.6.3.	One-half (1/2) of the escrow fees; The cost of any real estate transfer taxes; Seller’s attorneys’ fees;

6.6.4.	In connection with Buyer and Seller’s delivery of the TI Escrow Agreement to Escrow Holder pursuant to Section 6.3 and Section 6.4 respectively, Seller shall deposit the sum of One Hundred Twenty-One Thousand Seven Hundred Forty and No/100 Dollars ($121,740.00) (the “TI Allowance Amount”) and the sum of Forty-Five Thousand One Hundred Twelve and 62/100 Dollars ($45,112.62) (the “TI Loan Amount”) for a total of One Hundred Sixty-Six Thousand Eight Hundred Fifty Two and 62/100 Dollars ($166,852.62) (collectively, the “TI Funds”) into the TI Escrow Account; provided however, the TI Allowance Amount shall be reduced by any payments made by Seller under the May Construction Contract prior to Closing; provided further if the TI Allowance Amount is reduced to zero because Seller has made payments under the May Construction Contract in the amount of $121,740.00, then any further payments made by Seller under the May Construction Contract prior to Closing shall likewise reduce the TI Loan Amount. By way of illustration and for the avoidance of doubt, if prior to Closing, Seller has made payments under the May Construction Contract in the amount of $120,000.00, then the TI Allowance Amount required to be placed in escrow by Seller shall equal $1,740.00, and the TI Loan Amount required to be placed in escrow by Seller shall equal $45,112.62.

6.6.5.	Recording fees for the Deed or any other document(s) required by the Title Company in order to release Title Defects or New Title Defects.

6.6.6.	All other costs customarily borne by sellers of real property in Fulton County, Georgia; and

6.6.7.	All costs associated with removing any debt encumbering the Property, including, without limitation, that certain Wachovia Bank, N.A., loan, as shown on the Commitment and any prepayment penalties associated therewith.

6.7.	Prorations.

6.7.1.	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Close of Escrow which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Close of Escrow shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Close of Escrow, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing which are allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, the Seller shall deliver to the Buyer at Closing records of all of the Seller’s CAM Charge expenditures.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and cash security deposits listed on Exhibit C (the “Cash Security Deposits”) (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be retained by Seller and shall be credited against the Purchase Price at Closing. Upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). To the extent that Tenants, including, without limitation, Brian K. Howard P.C. and The Sleep Specialty Center, LLC, are entitled, as of the Close of Escrow, to a rental concession, including, without limitation, a rent abatement or free rent period (collectively, the “Free Rent Credit”) from and/or any time after the Close of Escrow, the Free Rent Credit shall be credited against the Purchase Price. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits, if any, and Buyer will not receive a credit against the Purchase Price for any such Non-Cash Security Deposits. In the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Close of Escrow, an escrow shall be established at Closing in an amount equal to all Non-Cash Security Deposits under which Buyer is not the beneficiary as of the Close of Escrow.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Except as otherwise specifically provided in the Agreement, Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Tenant Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Close of Escrow on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

6.7.2.	Calculation; Reproration. Seller shall prepare and deliver to Purchaser no later than three (3) business days prior to the Closing an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Contract and to the extent Seller does not timely deliver the estimated closing statement to Purchaser, Purchaser shall have the right, but not the obligation, to extent the Closing by the number of days Seller is delinquent is delivering such estimated closing statement to Purchaser. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Purchaser shall notify Seller within one (1) business days after its receipt of such estimated closing statement of any items which Purchaser disputes, and the Seller and Purchaser shall attempt in good faith to reconcile any differences on or before the Closing. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Contract) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to common area maintenance charges and taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.7.2 above.

6.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Section shall survive the Closing.

6.8.	Delivery and Payment.

At the Close of Escrow, the Escrow Holder shall disburse funds and documents as follows:

6.8.1.	To Seller:

(a)	a copy of the Closing Statement;

(b)	executed originals of the Assignment Agreements; and

(c)	the Purchase Price, and any other credits or adjustments made pursuant to this Agreement;

6.8.2.	To Buyer:

(a)	a copy of the Closing Statement;

(b)	the recorded Deed or a receipt of filing from the Clerk of Courts evidencing the filing of the Deed;

(c)	executed originals of the Assignment Agreements, the Tenant Letter, estoppel certificates, and the available SDNAs;

(d)	executed originals of all affidavits and other instruments deposited into escrow pending Closing; and

(e)	the Title Policy or marked Title Commitment pursuant to Buyer’s closing escrow instructions.

7. Seller Representations, Warranties, and Covenants.

7.1.	Representations and Warranties.

For purposes of this Agreement, the phrase “Knowledge of Seller” or words of similar import shall mean the actual knowledge of Randy Moore who is the managing member of Crossgate Partners, LLC, a Georgia limited liability company, the manager for Seller who manages the day to day operations of the Property on behalf of Seller. Seller represents and warrants that the foregoing person is primarily responsible for overseeing the management and operation of the Property and is the person most knowledgeable as to the matters set forth below.

Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.	Organization and Authorization. Seller is a limited liability company duly formed and validly existing under the laws of the State of Georgia. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Articles of Organziation, Operating Agreement, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

7.1.3.	Title. Seller has, or will have at Closing, good and marketable title to the Real Property, subject to the Permitted Exceptions. Seller has not entered into any, nor to Seller’s Knowledge are there any, outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein, except as may be specifically provided for in the Leases in relation to extensions of such Leases for additional terms. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.4.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.5.	Employees. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.6.	Litigation. Except as set forth on any schedule of litigation delivered pursuant to Section 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.7.	Compliance with Laws and Environmental Conditions. Except as expressly set forth in the Due Diligence Items, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. Since Seller’s acquisition of the Property, no part of the Property has been previously used by Seller, or to the knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Due Diligence Items. Except as set forth in the Due Diligence Items, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. Other than the Due Diligence Items, Seller is not in possession or control of any existing reports dealing with environmental matters relating to the Property.

7.1.8.	Unpaid Claims. To Seller’s knowledge, there are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.9.	Defects. To Seller’s knowledge, Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

7.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.11.	Leases. To Seller’s knowledge, the information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Section 4 and Section 7.3 deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll or the Leases. Except as may be disclosed in the Due Diligence Items and/or the Leases, no brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and, to Seller’s knowledge, are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and, except as may be provided in the Leases, Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Except for that certain lease with Brian K. Howard, P.C. dated March 1, 2007, and the Sleep Center Lease which may be entered into during the term of this Agreement pursuant to Section 7.3.3, each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

7.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.15.	Contracts. Except for the Leases set forth on Exhibit B and the Contracts set forth on Exhibit D, to Seller’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Contracts (including all amendments thereto).

7.1.16.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer, at Closing, of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.17.	Operating Statements. To Seller’s knowledge, the operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller (b) accurately reflect the financial condition of the Real Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

7.1.18.	Rights. Seller has not, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Real Property except as otherwise expressly set forth in the Title Policy for the Real Property, or the Due Diligence Items.

7.1.19.	Due Diligence Items. To Seller’s knowledge, the Due Diligence Items provided to Buyer constitute all of the material documents in Seller’s possession or control that are related to the Property, and to Seller’s knowledge, no Due Diligence Items prepared by Seller contain any material inaccuracies.

7.2.	Survival.

The representations, warranties and agreements of Seller set forth in subsections of Section 7.1 above shall be true as of the date hereof and as of the date and time of Closing in all material respects, and shall survive the Closing and delivery of moneys in connection therewith for a period of six (6) months; it being understood that in the event Buyer notifies Seller within said six month period of a dispute with respect to a particular representation, warranty or agreement, said matter shall thereafter survive for the pendency of the dispute. At Closing, Seller shall, in writing, reaffirm the truth and correctness as of the Closing Date of each of said representations, warranties and agreements, provided that such reaffirmation shall provide that it, and Seller’s liability thereunder, survive only as provided in the prior sentence. Notwithstanding anything in Section 7 to the contrary, if between the Effective Date and the Closing there is a change in circumstances, or if Seller learns of information such that any of Seller’s representations and warranties in Section 7 are no longer accurate, Seller shall provide Buyer with written notice thereof. If such disclosure is material, in Buyer’s good faith business judgment, Buyer shall then have ten (10) days after receipt of such notice in which to elect, as its sole remedy, to terminate this Agreement or to accept such changed representation, warranty or circumstance, and at Closing, Seller’s reaffirmation of its representations, warranties and agreements in Section 7 shall be modified accordingly. Similarly, if Buyer learns of information such that any of Seller’s representations and warranties in Section 7 are no longer accurate and Buyer closes nonetheless, Buyer shall be deemed to have accepted such change of circumstance or failure of representation or warranty at Closing and Seller shall be released from all liability therefore.

7.3.	Covenants of Seller.

Seller hereby covenants from and after the Effective Date until the earlier to occur of either the termination of this Agreement or the Close of Escrow, as follows:

7.3.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2.	To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be disapproval. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder. Before the expiration of the Due Diligence Period, Buyer may not unreasonably withhold its consent under this Section 7.3.3; after the expiration of the Due Diligence Period, Buyer shall have sole discretion in all such matters.

7.3.4.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow; provided, however, this Section 7.3.5 shall not apply to or affect Seller’s right to terminate that certain Exclusive Leasing Agreement by and between Landlord and Cauley Properties, LLC dated April 22, 2004.

7.3.6.	To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7.	To provide Buyer with monthly rent rolls containing the same information in its Rent Roll delivered pursuant to Section 4.1.3.

7.3.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.9.	After the expiration of the Due Diligence Period, to use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants pursuant to Section 9.1.16.

7.3.10.	To operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.11.	To the extent in Seller’s possession or control, use Seller’s best efforts to obtain and deliver to Buyer copies of Tenant insurance certificates, if any, require to be maintained under the Leases, prior to the Close of Escrow.

7.3.12.	After the Due Diligence Period, to terminate the Terminated Contracts.

8. Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate to Seller as follows:

8.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

9. Conditions Precedent to Close of Escrow.

9.1.	Conditions Precedent for the Benefit of Buyer.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.	There shall be no adverse change, as determined by Buyer in Buyer’s good faith business judgment, in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.	On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy.

9.1.4.	Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property, other than the Management Agreement referred to in Section 6.3.5, shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5.	No Major Tenant shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6.	Seller shall obtain and deliver to Buyer, no later than five (5) days prior to the Close of Escrow, (a) an estoppel certificate from each Tenant (“Tenant Estoppel”) occupying a combined total of 5,000 square feet or more (each, a “Major Tenant”), (b) a Tenant Estoppel from other Tenants sufficient so that the Seller has delivered Tenant Estoppels from Tenants representing, in the aggregate, at least eighty percent (80%) of the occupied square footage of the Improvements, (c) if there are material, as determined by Buyer in Buyer’s good faith business judgment, Covenants, Conditions and Restrictions (“CC&Rs”) applicable to the Property, Seller shall deliver to Buyer an estoppel from any such association (“Association Estoppel”), and (d) a subordination, nondisturbance and attornment agreement from all Major Tenant’s and all tenants whose Lease, or memorandum thereof, is recorded and identified as an exception on the Commitment or Title Policy (“SNDA”), provided that Seller shall use commercially reasonable efforts to obtain an SNDA from all Tenants. In all cases, the Tenant Estoppels and Association Estoppels (collectively, the “Estoppels”) and SNDAs shall be dated no earlier than thirty (30) days prior to the Close of Escrow, and shall be in commercially reasonable forms provided by Buyer to the Seller prior to the expiration of the Due Diligence Period; provided, however, that (i) if Buyer’s form of Tenant Estoppel or Association Estoppel, as applicable, requests information in addition to or different than that required to be given pursuant to a particular Tenant’s Lease or association document, as applicable, then Seller’s obligation to deliver the same to Buyer will be satisfied for any such Tenant or association if such Tenant or association executes an estoppel certificate in the form required pursuant to such Tenant’s Lease or association document, as applicable, and (ii) to the extent that any association is not required to deliver an Association Estoppel and Buyer requests that Seller obtain the same, then Seller shall only be obligated to use commercially reasonable efforts to obtain the Association Estoppel from any such association and Seller’s inability to obtain such Association Estoppel shall not be a default or the cause of a failure of any condition hereunder, and (iii) to the extent that any Tenant is not required to deliver an SNDA pursuant to the terms of their Lease, then Seller shall only be obligated to use commercially reasonable efforts to obtain an SNDA from any such Tenant and Seller’s inability to obtain such SNDA shall not be a default or the cause of a failure of any condition hereunder. If (A) the Tenant Estoppels contain any material discrepancy (as determined by Buyer in Buyer’s good faith business judgment) from the Leases, (B) the Estoppels disclose an alleged material breach (as determined by Buyer in Buyer’s good faith business judgment) by Seller, as landlord, under the Lease or by Seller, as a member of any association, as applicable, or (C) the Estoppels disclose an unsatisfactory material condition (as determined by Buyer in Buyer’s good faith business judgment) not discovered by Buyer during the Inspection Period, then Buyer may disapprove the appropriate Estoppel and terminate this Agreement without default by either party, by giving written notice of its disapproval within three (3) business days after receipt of all of the Estoppels. If Buyer does not give written notice of its disapproval of the Estoppels within such three (3) day period, then Buyer shall be deemed to have approved the Estoppels. If Buyer disapproves of the Estoppels, and Seller is unable to deliver, in Buyer’s good faith business judgment, reasonably acceptable versions thereof prior to the Closing, then Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party.

9.1.7.	If any Tenant security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name as of the Close of Escrow or else a cash escrow equal to the amount of the security deposit will be established at the Close of Escrow until the instrument is reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the non-cash deposit. The provisions of this section shall survive the Close of Escrow.

9.1.8.	There shall be no change in the zoning classification or material change in the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.9.	Except as disclosed in the Due Diligence Items, on the Close of Escrow, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and affects the Property after the Close of Escrow or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10.	As of the Close of Escrow, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.2.	Conditions Precedent for the Benefit of Seller.

9.2.1.	The obligations of Seller to sell the Property pursuant to this Agreement shall, at the option of Seller, be subject to the following condition precedent: Buyer shall have deposited or have caused to be deposited with the Escrow Holder all documents and funds required of Buyer to be deposited into Escrow hereunder.

9.2.2.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.3.	Effect of Failure.

The parties acknowledge that the conditions precedent set forth in subsections 9.1 above are for the benefit of Buyer and that the conditions precedent set forth in subsection 9.2 above are for the benefit of Seller. Unless otherwise specifically set forth herein, the date by which the conditions precedent must be satisfied shall be the Closing Date. If any of the conditions precedent set forth in subsections 9.1 or 9.2 above are not satisfied on or before the date by which they are required to be satisfied, the party for whose benefit the condition precedent exists shall have the right to terminate this Agreement by written notice of termination given to the other party within five (5) days after the date by which the condition must be satisfied. If such notice of termination is given, Title Company and Escrow Holder shall return all documents and funds previously deposited into escrow to the party so depositing same; provided however, if the events described in subsection 9.2(a) are not satisfied, unless such failure was as a result of a default by Seller, the Deposit shall be transferred to Seller and neither party shall have any further liability to the other hereunder. Notwithstanding the foregoing, a party for whose benefit the condition precedent exists shall have the right to waive satisfaction thereof, in which event this Agreement shall proceed to Close of Escrow as otherwise provided herein. Unless notice of failure to satisfy conditions precedent is given as above provided, all conditions precedent shall be deemed satisfied, except for Buyer’s requirement to place in Escrow the Deposit and the balance of the Purchase Price subject to the closing adjustments contemplated.

10. Damage or Destruction Prior to Close of Escrow.

In the event that the Real Property should be damaged by any casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless the Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than fifteen (15) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain.

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within fifteen (15) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, before the Close of Escrow, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices.

All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

NorthMeadow Parkway, LLC
Attn Crossgate Partners, LLC, its Manager:
3550 Corporate Way, Suite C
Duluth, Georgia 30096
Telephone: (770) 622-1836
Seller:	FAX: (770) 622-4997

Morris, Manning & Martin, LLP
Attention: Sean Reynolds
3343 Peachtree Road, NE, Suite 1600
Atlanta, Georgia 30326
Telephone: (404) 233-7000
With Required Copy to:	FAX: (404) 365-9532

Triple Net Properties, L.L.C.
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and
Mathieu Streiff, Esq.
(714) 667-8252
Buyer:	(714) 667-6816 Fax

Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
(310) 284-2240
With Required Copy to:	(310) 277-7889 Fax

13. Remedies.

13.1.	Defaults by Seller. If, prior to the Closing, there is any default by Seller under this Agreement which remains uncured after five (5) days written notice from Buyer to Seller identifying such default, then Buyer’s sole and exclusive remedy under this Agreement shall be to either (i) terminate this Agreement whereupon Buyer will receive an immediate refund of the Deposit from Escrow Holder and shall have the right to recover from Seller all actual out-of-pocket costs and expenses incurred in connection with this transaction not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) (including attorneys’ fees and loan commitment fees), or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance of Seller’s obligations under this Agreement; provided, however, that Buyer shall be deemed to have elected to terminate this Agreement pursuant to Section 13.1(i) above if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before sixty (60) days following the date upon which the Close of Escrow was scheduled to have occurred under this Agreement. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

If the Closing occurs and Buyer discovers that any of the representations, warranties or covenants made by Seller were inaccurate as of the Closing Date, then Seller shall reimburse Buyer for all actual damages, including all actual out-of-pocket costs and expenses, incurred in connection therewith, subject in all respects to the following limitations: (i) Buyer must notify Seller in writing within six (6) months from the Closing Date of any such damage, expense, and inaccuracy, (ii) Seller shall in no event be responsible for any consequential or punitive damages resulting from such damage, expense or inaccuracy, and (iii) the aggregate liability of Seller for such damage, expense or inaccuracy shall not exceed five percent (5%) of the Purchase Price (except in the case of Seller’s fraud or intentional misconduct). Buyer shall have no right to recover from, or proceed against, Seller in any manner whether based upon breach of contract, tort or otherwise upon the expiration of such six (6) month period except to the extent Buyer has so notified Seller in accordance with the terms of this Section within such six (6) month period.

13.2.	Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and five (5) days, during which period Buyer may cure the default, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Deposit as full liquidated damages for such default of Buyer, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Buyer’s default, and that said Deposit is a reasonable estimate of Seller’s probable loss in the event of default by Buyer. Seller’s retention of said Deposit is intended not as a penalty, but as full liquidated damages pursuant to O.C.G.A. § 13-6-7. The right to retain the Deposit as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Buyer, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Deposit. The foregoing liquidated damages provision shall not apply to or limit Buyer’s liability for Buyer’s indemnification obligations provided in Section 5.1 and Buyer’s obligations in Section 5.2.2. Subject to Buyer’s right to receive a refund of the Deposit deposited with Escrow Holder in accordance with the terms hereof, Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Deposit (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon as reasonable liquidated damages.

In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14. Assignment.

Buyer may not assign this Contract except (a) to a Permitted Assignee (as defined below), or (b) to a Registered Company (as defined below), provided that Buyer and the Permitted Assignee or Registered Company, as applicable, execute an assignment and assumption agreement pursuant to which the Permitted Assignee or Registered Company, as applicable, expressly assumes all of Buyer’s obligations under this Contract. A “Permitted Assignee” shall mean any entity directly or indirectly owned or controlled by Buyer or under common control with Buyer or Buyer’s principals. A “Registered Company” shall mean a publicly registered company promoted by Buyer. No assignment shall release the obligations of the Buyer named herein for any obligation under this Contract prior to the date of assignment, including but not limited to any such obligation which survives the Closing. Additionally, Buyer shall have the right, without assigning this Contract, to cause Seller to grant title to the Real Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Real Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Real Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed and any other closing documents to reflect the vesting of title to the Real Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Real Property to the Nominees. Seller acknowledges that it has been advised that if the Buyer assigns this Contract to a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with access to all of the following at Seller’s offices; provided, however, if Seller has not prepared any of such items in the normal course of Seller’s business, then Seller shall create such items provided Buyer reimburses Seller for Seller’s reasonable out of pocket costs incurred in connection with creating the same: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and stub period; (viii) check register for the three (3) months following the Audited Year and stub period; (ix) the Leases and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and stub period; and (xii) a signed audit letter in the form attached hereto as Exhibit G. The provisions of the foregoing two (2) sentences shall survive the Closing.

15. 1031 Exchange.

Seller and Buyer hereby agree to cooperate with each other to the extent reasonably necessary to enable each of them to structure and qualify for a full or partial tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, in connection with Seller’s sale and Buyer’s purchase of the Property; provided that (i) the accommodating party shall not be required to incur any additional expense or liability in connection with any such tax deferred exchange of the other party including without limitation transfer taxes or other Closing costs; (ii) the accommodating party shall not be required to take title to any other property or enter into any contract to acquire any other property; and (iii) the exchanging party shall not be released from any of its obligations or liabilities under this Agreement as a result of any such exchange.

16. Interpretation and Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorneys’ Fees.

In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

19. Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, BUYER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT BUYER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; (i) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY OF THE INFORMATION PROVIDED TO BUYER; OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS EXECUTED IN CONJUNCTION WITH THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER IS A SOPHISTICATED AND EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IF SO DESIRED IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT, AND THAT THE DUE DILIGENCE PERIOD WILL HAVE AFFORDED BUYER THE OPPORTUNITY TO MAKE SUCH INSPECTIONS (OR HAVE SUCH INSPECTIONS MADE BY CONSULTANTS) AS THEY OR IT DESIRES OF THE PROPERTY AND ALL FACTORS RELEVANT TO ITS USE, INCLUDING, WITHOUT LIMITATION, THE INTERIOR, EXTERIOR, AND STRUCTURE OF THE BUILDING, AND THE CONDITION OF SOILS AND SUBSURFACES. EXCEPT AS MAY OTHERWISE BE SPECIFICALLY PROVIDED IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

20. Counterparts.

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21. Time is of the Essence; Calculation of Time Periods.

Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, (a) in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Georgia or California, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Georgia and California, and (b) the last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

22. Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Carter & Associates, LLC as its broker and will pay a commission of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) to said broker, but only if, the Close of Escrow occurs pursuant to this Agreement. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

23. Severability.

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

24. Further Assurances.

Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

25. Exclusivity.

Until the Close of Escrow or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer.

26.	(Intentionally Omitted)

27.	Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A.	Legal Description of the Land

Exhibit B.	Leases

Exhibit C.	Security Deposits

Exhibit D.	Contracts

Exhibit E.	Assignment and Assumption Agreement

Exhibit F.	Deed

Exhibit G.	Audit Letter

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

SELLER:
NORTHMEADOW PARKWAY, LLC,
a Georgia limited company

By: CROSSGATE PARTNERS, LLC,

a Georgia limited liability company,
its Manager

By: /s/ Randy Moore

Randy Moore, Manager

BUYER:

TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

LAND AMERICA TITLE COMPANY

By: /s/ Lois McCauley
Name: Lois McCauley
Title: Escrow Officer